American Balanced Fund

June 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$386,146
Class B	$1,682
Class C	$23,986
Class F1	$24,165
Class F2	$19,011
Total	$454,990
Class 529-A	$21,880
Class 529-B	$199
Class 529-C	$3,489
Class 529-E	$924
Class 529-F1	$1,002
Class R-1	$661
Class R-2	$5,772
Class R-2E	$0
Class R-3	$21,038
Class R-4	$35,812
Class R-5	$24,766
Class R-6	$58,387
Total	$173,930

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2000
Class B	$0.0978
Class C	$0.1032
Class F1	$0.1937
Class F2	$0.2234
Class 529-A	$0.1888
Class 529-B	$0.0829
Class 529-C	$0.0941
Class 529-E	$0.1584
Class 529-F1	$0.2168
Class R-1	$0.1028
Class R-2	$0.1108
Class R-2E	$0.2137
Class R-3	$0.1580
Class R-4	$0.1945
Class R-5	$0.2306
Class R-6	$0.2361

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,953,911
Class B	15,670
Class C	237,431
Class F1	127,397
Class F2	88,040
Total	2,422,449
Class 529-A	117,065
Class 529-B	2,230
Class 529-C	37,400
Class 529-E	5,863
Class 529-F1	4,711
Class R-1	6,415
Class R-2	51,694
Class R-2E	0
Class R-3	132,747
Class R-4	184,189
Class R-5	105,948
Class R-6	258,558
Total	906,820

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.56
Class B	$24.53
Class C	$24.44
Class F1	$24.55
Class F2	$24.55
Class 529-A	$24.53
Class 529-B	$24.58
Class 529-C	$24.51
Class 529-E	$24.51
Class 529-F1	$24.51
Class R-1	$24.41
Class R-2	$24.43
Class R-2E	$24.55
Class R-3	$24.45
Class R-4	$24.52
Class R-5	$24.58
Class R-6	$24.57